[redacted]

[redacted]

**Purchase Order No. and Line No. must appear on all Packages, Packing Slips, Shipping Paper, Bill of Lading, Invoices and Correspondence.**

FOR ROUTING INFO CONTACT CH ROBINSON:
DOMESTIC/USA AT [redacted], INT'L INTO USA AT

To:
PURE BEAUTY MANUFACTURING
COMPANY LIMITED
NO. 19 LAM LOK STREET
999077 KOWLOON BAY
CHINA

# Change to Purchase order

PO number/date

Contact person/Telephone

Our fax number

Our e-mail address

Your vendor number with us

Print Date/Time:

Please deliver to:
[redacted]

Deliv. terms:
Payt. terms:

| Item | Material | Description | |
|---|---|---|---|
| Order qty. | Unit | Price per unit | Net value |

*** Net price changed ***

Total net item value excluding tax USD

**Please Note :**

1. Evaluated Receipt Settlement suppliers will create an invoice when receipt is entered at receiving location, otherwise invoice to [redacted] on ship date.
2. Original Bill of Lading or Express Receipt must be attached to the original invoice.
3. Packages and Bundles must be securely wrapped and marked showing contents, Part Number, Purchase Order Number, and Line Number.
4. All Goods are subject to our inspection and test upon arrival, notwithstanding prior payment to obtain discount.
5. This order must not be billed at prices higher than previously invoiced without our permission.
6. [redacted] terms and conditions of purchase apply.
7. Vendor agrees to notify [redacted] before making changes in the physical characteristics, manufacturing process or chemical composition of the product.